Filed Pursuant to Rule 424(b)(3)
File Numbers 333-147355 and 333-152497

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus dated June 19, 2008 and Prospectus dated August 7, 2008
(Registration Nos. 333-147355 and 333-152497)

HONG KONG HIGHPOWER TECHNOLOGY, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated June 19, 2008 and Prospectus dated August 7, 2008 and our Prospectus Supplements Nos. 1 and 2, (collectively, the “Prospectus Supplements”) dated August 20, 2008 and November 14, 2008, respectively, to each of the Prospectuses.  The shares that are the subject of each Prospectus have been registered to permit their resale to the public by the selling stockholders named in each Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 3 together with each Prospectus and Prospectus Supplement, as applicable.

This Prospectus Supplement No. 3 includes the attached report, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Current Report on form 8-K filed with the SEC on January 28, 2009.

Our common stock is traded on the NYSE Alternext U.S. (formerly known as the American Stock Exchange) under the symbol “HPJ.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is January 29, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 28, 2009

HONG KONG HIGHPOWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52103	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, Hong Kong Highpower Technology, Inc. (the “Company”) announced that it is appointing Henry Ngan, age 35, as its new Chief Financial Officer, effective February 1, 2009. The Company’s current Chief Financial Officer, Yui Zhi Qiu, will remain with the Company as the Corporate Controller.

Since July 2008, Mr. Ngan has served as Vice President and Senior Equity Analyst at Brean Murray Carret & Co. in New York City.  Prior to that, Mr. Ngan served as an Equity Research Analyst at Buckingham Research Group in New York from June 2004 to January 2008 and at Robotti & Company from October 2002 until June 2004.  Mr. Ngan received a B.S. degree in Accounting from the University at Albany, State University of New York in 1995 and an MBA in Finance and Information & Communication Systems from Fordham University in 2004.  Mr. Ngan is a Certified Public Accountant in the State of New York.

In connection with Mr. Ngan’s appointment, the Company anticipates entering into an offer letter (the “Offer Letter”) with Mr. Ngan regarding his employment pursuant to which he will be entitled to a base salary at an annual rate of $150,000 and 17,000 shares of restricted common stock of the Company under the Company’s 2008 Omnibus Incentive Plan, which will be granted on August 1, 2009 and  vest in equal installments on January 31, 2010 and January 31, 2011.  Mr. Ngan will also be entitled to reasonable vacation and sick time and reimbursement for the cost of standard medical and dental insurance premiums and for business expenses.  Mr. Ngan will also be required to execute a Confidentiality and Non-Disclosure Agreement in connection with his employment with the Company.

Other than the above, ,there are no other arrangements or understandings between Mr. Ngan and any other person(s) with respect to his appointment as the Company’s Chief Financial Officer. In addition, there has been no transaction, nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Ngan or any member of his immediate family, had or will have, a direct or indirect material interest.  Mr. Ngan is not related to any of Company’s directors or other executive officers.

On January 28, 2009, the Company issued a press release announcing the appointment of Mr. Ngan as Chief Financial Officer. A copy of such press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated January 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: January 28, 2009	/s/ Dang Yu Pan
By: Dang Yu Pan
Its: Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 28, 2009.